For Immediate Release

Contact: Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

  FRANKLIN CREDIT MANAGEMENT REPORTS FULL YEAR AND FOURTH QUARTER 2005 EARNINGS

NEW YORK, April 26, 2006 -- Franklin Credit Management Corporation (Nasdaq: FCMC
- News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced its operating results for the full year and fourth quarter of 2005. The Company also restated its operating results for the third quarter of 2005, the fourth quarter of 2004, and the full year 2004.

For the full year ended December 31, 2005, total revenues increased 57% to $121.4 million, compared with $77.2 million in the year ended December 31, 2004. Net income declined to $7.9 million, compared with $8.4 million in 2004. The annualized after-tax return on average stockholders' equity approximated 21% for the full year 2005.

For the three months ended December 31, 2005, total revenues increased 23% to $33.3 million, compared with $27.0 million in the fourth quarter of 2004. Net income declined to $1.5 million in the fourth quarter of 2005, compared with net income of $2.7 million in the three months ended December 31, 2004. Earnings per diluted share declined to $0.18 in the three months ended December 31, 2005, compared with $0.40 in the year-earlier quarter.

Earnings per diluted share declined to $1.09 for the twelve months ended December 31, 2005, compared with $1.25 per diluted share in the previous year. The decreases in earnings per diluted share for the fourth quarter and full year were in part due to an increase in the number of shares outstanding as a result of a stock offering completed during the third quarter of 2005. Reflecting the issuance of 1.3 million shares of common stock, total shares outstanding increased 24% to approximately 7.5 million at December 31, 2005, from 6.1 million shares outstanding at December 31, 2004.

Total assets increased 15% during the fourth quarter, to $1.33 billion at December 31, 2005, when compared with total assets of $1.16 billion as of September 30, 2005. Total assets increased 50% during the year 2005, when compared with total assets of $884 million on December 31, 2004. Stockholders' equity totaled $47.6 million, or $6.31 per share, and the stockholders' equity-to-assets ratio was 3.58% as of December 31, 2005, compared with 2.96% at December 31, 2004. Stockholders' equity increased $21.4 million during the year 2005, for an increase of 82% when compared with stockholders' equity of $26.1 million at December 31, 2004, as a result of additional equity raised in the third quarter of 2005 and the retention of earnings in 2005.

"We are pleased to report higher revenues for both the quarter and year ended December 31, 2005, despite the challenges of rising short-term interest rates and a flattening of the yield curve, which compressed our net interest income and earnings throughout the year," commented Thomas Axon, Chairman, Chief Executive Officer and President of Franklin Credit Management Corporation. "This revenue growth was driven by substantially higher volumes of loan purchases and non-prime residential mortgage loan originations during 2005."

"2005 was a year of substantial progress and growth for Franklin Credit," added Mr. Axon, "despite an adverse interest rate environment and intense competition in the loan acquisition market for non-prime mortgage product, as evidenced by the following:

o     We  earned  $7.9  million  after  taxes,   representing  the  second  most
      profitable year in the Company's history;

o We acquired and originated a record aggregate of $933 million in mortgage loans ($506 million in purchased loans and $427 million in originated non-prime mortgage loans);

o We successfully completed a public stock offering, listed our shares on the Nasdaq National Market, and raised $12.6 million in additional equity;

o     We obtained more favorable rates on new borrowings; and

o We seamlessly moved our operations to a state-of-the-art office facility in Jersey City, New Jersey."

Higher short-term interest rates - which have increased over 300 basis points since May 2004 -- were a key factor in the net income decline during the fourth quarter of 2005, when compared with the same quarter in 2004. While interest income increased 32% in the 2005 fourth quarter, this improvement was more than offset by a 69% increase in interest expense, when compared with the prior-year period. As of December 31, 2005, the Company's weighted average cost of borrowings had increased to 7.26%, from 5.71% at December 31, 2004. Also, the Company sold fewer loans in the fourth quarter of 2005, both from its portfolio and from loans held specifically for sale in the secondary market. As a result, fewer gains on such sales were recorded in the fourth quarter of 2005 versus the year-earlier quarter.

For the three months ended December 31, 2005, net income totaled $1.5 million, compared with net income of $1.7 million in the third quarter of 2005. The primary contributors to the sequential 2005 quarterly net income decline included lower gains on sales of loans originated for sale in the secondary market, the absence of loans sold from the Company's portfolio, and an increase in the provision for loan losses. In addition, collection, general and administrative expenses increased 5.3% in the fourth quarter in 2005, compared with the third quarter in 2005, reflecting the Company's significant growth in assets. Loan acquisition and non-prime mortgage origination volumes aggregating $318 million in the fourth quarter of 2005, coupled with the benefit of new lower-cost term debt effectively replacing higher-cost term debt, more than offset the impact of continued increasing short-term interest rates on the Company's interest-sensitive borrowings. As a result, the Company's net interest income increased in the final quarter of 2005, the first increase in three quarters, when compared with net interest income in the previous quarter.

"While our quarterly earnings in 2005 were impacted by a challenging interest rate environment, we believe that opportunities to both acquire nonconforming mortgage loans and originate sub-prime mortgage loans to the most difficult borrowers will expand should the residential real estate market continue to soften in coming quarters," noted Axon. "Franklin Credit's business model is designed to manage non-prime and nonconforming loans more efficiently than traditional real estate lenders, and we are positioned to take advantage of a deteriorating housing and mortgage market."

The Company announced on January 17, 2006 that Thomas J. Axon, Chairman and Co-Founder of Franklin, was appointed by the Board of Directors to the additional positions of Chief Executive Officer and President effective January 13, 2006. Mr. Axon has served as Chairman of the Company's Board of Directors since December 1994, and he was Chief Executive Officer and President from December 1994 through June 2000. He also served as the Company's President and a member of the Board of Directors from the Company's inception in 1990 until its merger with Miramar Resources, Inc. ("Miramar") in December 1994. Mr. Axon served as President of Miramar from October 1991 until the merger, and as a member of Miramar's Board of Directors from its inception in 1988.

"I am happy to once again be taking an active role in the day-to-day management of Franklin Credit," commented Mr. Axon. "We have a strong senior management team that is well-positioned to move the Company forward during a challenging and opportunistic housing and residential mortgage market. I am also pleased to report that in the next several days we expect to announce the addition of a new CEO to the Franklin senior management team."

As previously reported, the Company's prior period financial statements are revised and restated, and the above financial discussion reflects the effects of these revisions for the three months ended September 30, 2005, the full year 2004 and the three months ended December 31, 2004. The historical financial statements have been restated to (i) correct the Company's accounting for fees and costs directly related to successful investments in purchased pools of residential mortgage loans in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases; (ii) adjust its accounting treatment for success fees currently and potentially payable to its principal lender following repayment of existing term debt in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities; (iii) classify the restricted portion of previously reported "Cash and cash equivalents" separately on the balance sheet with related adjustments to the statements of cash flows in accordance with SFAS No. 95, Statement of Cash Flows; (iv) reclassify deferred origination costs for loans sold from "Collection, general and administrative" expenses to "Gain on sale of originated loans held for sale"; and (v) reflect certain other adjustments. Consequently, reliance should not be placed upon the financial statements for the aforementioned fiscal periods that have been included in the Company's previous filings with the Securities and Exchange Commission or included in previous announcements. The restatements relating to items (iii) and (iv) above had no impact on previously reported net income.

"Accounting and reporting revisions that comprised the restatement of the Company's prior period financial statements do not impact our business operations, cash flows, investment decisions or compliance with borrowing agreements with our lenders," noted Paul Colasono, Chief Financial Officer at the Company.

The following table summarizes the net impact on earnings for the periods discussed above:

                             THREE MONTHS ENDED,               THREE MONTHS ENDED,
                             SEPTEMBER 30, 2005                 DECEMBER 31, 2004
                         Previously                        Previously
                          Reported         Restated         Reported         Restated

Income before taxes   $    3,381,306   $    3,036,467   $    6,038,206   $    4,878,313
Net income            $    1,842,800   $    1,655,438   $    3,314,210   $    2,678,450
Net income/common
  share:
    Basic             $         0.26   $         0.23   $         0.53   $         0.45
    Diluted           $         0.24   $         0.22   $         0.48   $         0.40

                                 YEAR ENDED,
                              DECEMBER 31, 2004
                         Previously
                          Reported         Restated

Income before taxes   $   17,406,310   $   15,309,953
Net income            $    9,506,310   $    8,366,608
Net income/common
   share:
    Basic             $         1.60   $         1.41
    Diluted           $         1.43   $         1.25

SHAREHOLDERS AND OTHER INTERESTED PARTIES MAY PARTICIPATE IN FRANKLIN'S EARNINGS CONFERENCE CALL TODAY, APRIL 26, 2006 AT 2:00 PM EDT BY DIALING 800-373-2605 (INTERNATIONAL/LOCAL PARTICIPANTS DIAL 973-935-2968), AND REFERENCING THE CONFERENCE ID 7326661 A FEW MINUTES BEFORE 2:00 PM EDT. THE CALL WILL ALSO BE
BROADCAST           LIVE          ON          THE           INTERNET          AT
HTTP://WWW.VIDEONEWSWIRE.COM/EVENT.ASP?ID=33596. A REPLAY OF THE CALL WILL BE AVAILABLE THROUGH MAY 5, 2006 BY DIALING 877-519-4471 (INTERNATIONAL CALLERS DIAL 973-341-3080), AND THE REPLAY ACCESS CODE IS 7326661. THE CALL WILL ALSO BE ARCHIVED ON THE INTERNET THROUGH MAY 15, 2006 AT HTTP://WWW.VIDEONEWSWIRE.COM/EVENT.ASP?ID=33596 AND ON THE COMPANY'S WEBSITE AT WWW.FRANKLINCREDIT.COM.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The
Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ National Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of our relations with our sole lender and the lender's willingness to extend additional credit to us; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (vi) changes in the statutes or regulations applicable to our business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of our regulatory compliance; and
(viii) other risks detailed from time to time in our SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company's filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the caption "Interest Rate Risk" and "Real Estate Risk" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and "Risk Factors" contained in the Company's S-1 filing, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

                                                                              2005                2004
                                                                         ---------------    ---------------
ASSETS
Cash and cash equivalents ............................................   $     3,886,506    $     5,127,732
Restricted cash ......................................................        17,008,649         14,520,539
Short-term investments ...............................................        16,954,019                 --
Notes Receivable:
  Principal ..........................................................       934,657,413        811,885,856
  Purchase discount ..................................................       (17,809,940)       (32,293,669)
  Allowance for loan losses ..........................................       (67,276,155)       (89,628,299)
                                                                         ---------------    ---------------
     Net notes receivable ............................................       849,571,318        689,963,888

Originated loans held for sale .......................................        12,844,882         16,851,041
Originated loans held for investment, net ............................       372,315,935        110,496,274
Accrued interest receivable ..........................................        13,341,964          8,506,252
Other real estate owned ..............................................        19,936,274         20,626,156
Deferred financing costs, net ........................................        10,008,473          7,600,942
Other receivables ....................................................         7,309,505          5,366,500
Building, furniture and equipment, net ...............................         4,029,481          1,290,442

Deferred tax asset ...................................................                --             44,720
Other assets .........................................................         1,033,583          3,197,756
                                                                         ---------------    ---------------
Total assets .........................................................   $ 1,328,240,589    $   883,592,242
                                                                         ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Notes payable, net of debt discount of $3,002,767 in 2005 and
    $2,131,041 in 2004 ...............................................   $ 1,203,880,994        805,586,997
  Financing agreements ...............................................        57,284,085         39,540,205
  Accounts payable and accrued expenses ..............................        12,971,954          8,294,573
  Success fee liability ..............................................         5,721,918          4,024,634
  Deferred tax liability .............................................           787,470                 --
                                                                         ---------------    ---------------
     Total liabilities ...............................................     1,280,646,421        857,446,409
                                                                         ---------------    ---------------

Commitments and Contingencies

Stockholders' Equity:
  Preferred stock, $.01 par value; authorized 3,000,000; issued - none                --                 --
  Common stock and additional paid-in capital, $.01 par value,
    22,000,000 authorized shares;  issued and outstanding: 7,539,295
    in 2005 and 6,062,295 in 2004 ....................................        21,292,252          8,514,401
  Retained earnings ..................................................        26,599,207         18,730,432
  Unearned compensation ..............................................          (297,291)        (1,099,000)
                                                                         ---------------    ---------------
     Total stockholders' equity ......................................        47,594,168         26,145,833
                                                                         ---------------    ---------------

Total liabilities and stockholders' equity ...........................   $ 1,328,240,589    $   883,592,242
                                                                         ===============    ===============

CONSOLIDATED STATEMENTS OF INCOME YEAR 2005 AND 2004

                                                                               QUARTER ENDED (UNAUDITED)
                                              FOR THE YEAR ENDED       ------------------------------------------
                                                 DECEMBER 31,            DECEMBER      SEPTEMBER       DECEMBER
                                         ---------------------------        31,            30,            31,
                                             2005           2004           2005           2005           2004
                                         ------------   ------------   ------------   ------------   ------------
REVENUES:
Interest income ......................   $ 99,046,543   $ 59,481,422   $ 27,627,833   $ 24,563,184   $ 20,862,689

Purchase discount earned .............     11,214,721      9,234,896      2,948,606      3,146,839      3,195,894
Gain on sale of notes receivable .....      1,310,887      1,701,113             --        644,985        626,372
Gain on sale of originated loans
   held for sale .....................      1,276,566      1,444,037        140,427        229,906        191,483
Gain on sale of other real estate
   owned .............................      1,758,351        542,202        566,660        535,308        314,651
Prepayment penalties and other income       6,792,146      4,787,388      1,994,340      1,753,121      1,791,461
                                         ------------   ------------   ------------   ------------   ------------
   Total revenues ....................    121,399,214     77,191,058     33,277,866     30,873,343     26,982,550
                                         ------------   ------------   ------------   ------------   ------------

OPERATING EXPENSES:
Interest expense .....................     68,329,965     33,166,815     20,552,831     18,283,805     12,126,971
Collection, general and administrative     28,700,133     21,752,591      7,237,316      6,874,657      7,558,586
Provision for loan losses ............      4,745,126      3,705,333      1,414,039      1,080,155      1,268,570
Amortization of deferred financing
   costs .............................      4,105,218      2,761,476      1,166,408      1,233,089      1,023,434
Depreciation .........................      1,077,296        494,890        297,299        365,170        126,676
                                         ------------   ------------   ------------   ------------   ------------
   Total expenses ....................    106,957,738     61,881,105     30,667,893     27,836,876     22,104,237
                                         ------------   ------------   ------------   ------------   ------------

Income before provision for income
   taxes .............................     14,441,476     15,309,953      2,609,973      3,036,467      4,878,313
Provision for income taxes ...........      6,572,701      6,943,345      1,141,583      1,381,029      2,199,863
                                         ------------   ------------   ------------   ------------   ------------
Net income ...........................   $  7,868,775   $  8,366,608   $  1,468,390   $  1,655,438   $  2,678,450
                                         ============   ============   ============   ============   ============

NET INCOME PER COMMON SHARE:
Basic ................................   $       1.19   $       1.41   $       0.20   $       0.23   $       0.45
                                         ------------   ------------   ------------   ------------   ------------
Diluted ..............................   $       1.09   $       1.25   $       0.18   $       0.22   $       0.40
                                         ------------   ------------   ------------   ------------   ------------